Exhibit 99.2
Q4 2005 Conference Call Script
Safe Harbor Provision
This script may contain forward-looking statements that are subject to many risks and uncertainties, including difficulties in integrating the operations, technologies, products, and personnel of SpectraLink and KIRK; expectations that the acquisition will be accretive to SpectraLink’s results; the unpredictable growth in international sales; the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended Dec. 31, 2004, and subsequent Form 10-Q filings.
David Rosenthal
Thank you, operator. With me today is John Elms, SpectraLink’s president and chief executive officer.
Thank you for joining SpectraLink’s conference call for the fourth quarter of 2005. I would also like to welcome our webcast listeners as we broadcast this call live across the Internet.
This discussion will contain projections and other forward-looking statements. Forward-looking statements speak only as of the date of the statements and are subject to risks and uncertainties, so actual results could differ from present expectations. Therefore, I refer you to information contained in our 2004 Form 10-K filed with the Securities and Exchange Commission on March 4, 2005, and in our Form 10-Q for the quarterly period ended September 30, 2005, filed with the Securities and Exchange Commission on November 9, 2005, for a description of risks and uncertainties that could cause actual results to differ materially from those in any forward-looking statement. These filings are available on the Investors section of our website. You will also see a description of some of these risks and uncertainties in today’s press release. SpectraLink undertakes no obligation to update or revise any forward-looking statements discussed today in order to reflect events or circumstances that may arise after the date of this conference call.
At this time, I’d like to turn the call over to John Elms.
John Elms
Thank you, David.
2005 was a productive year for SpectraLink and ended on a high note, delivering record quarterly revenue that surpassed $30 million for the first time in our history. During this same period, we announced our intent to acquire KIRK telecom, a leading global provider of on-site, wireless communications solutions, based in Denmark. I am pleased with the progress we have made bringing SpectraLink and KIRK telecom together, and we are making steady progress with preparations to launch each company’s products into our core markets through our respective channels. In the meantime, each company continues to sell its products as before.

In the fourth quarter of 2005, we also welcomed wireless industry veteran Masood Garahi to our executive management team as SpectraLink CTO and executive vice president of engineering. Also during the year, we launched three new handsets – an upgraded Link product, another designed to meet the unique needs of our Healthcare market, and through our Nortel partnership, we introduced the industry’s first wireless handset to support VPN security. Several wireless LAN infrastructure providers announced VIEW Certification this past year, and we supported our OEM partners, Nortel and Alcatel, as they certified new infrastructure providers allowing them to expand their sales of SpectraLink products.
Although we delivered record revenue, net income came under pressure in the fourth quarter. This was primarily caused by spending about $600,000 of non-capitalized costs related to the KIRK acquisition, the expenses for which could not be offset by increased revenue as the deal wasn’t closed until January 2006. Net income was further impacted by increased investments in our engineering organization as we accelerate our product development schedule to enable eight new products planned for 2006. In addition, exceptionally strong OEM sales, record-high NetLink sales, and a shift in mix toward Retail sales, yielded overall gross margins lower in the forecast range, thus affecting net income as we have often guided could occur.
There is no question that the KIRK relationship was the most strategic accomplishment for SpectraLink in 2005. It not only extends our market position overseas and provides an established channel for international growth of our Wi-Fi voice products, but it also fulfills our strategy to offer a broad family of products that address all major unlicensed radio technologies for enterprise wireless voice communications.
The final cost of the KIRK acquisition was 389 million Danish Kroner (approximately $62 million), with the close occurring as planned on January 3, 2006. To complete this deal, SpectraLink used $30 million of our cash and utilized debt financing of $33 million. Because of our strong cash position and positive cash flow, it is our intent to accelerate the payment of the debt.
Further reflecting on the KIRK acquisition, we are bringing together two companies that are highly complementary in the markets we serve, technology we provide, and strategies around distribution, development and production. We both focus on vertical markets and work extensively with distributors and OEM partners. The strong presence of SpectraLink and KIRK in our respective geographic markets creates a solid global footprint. And finally, both companies have shown solid growth over the years and have been consistently profitable and cash-positive.
As we integrate the two businesses, our goal is to aggressively grow the newly-combined company while further strengthening our companies’ unmatched leadership position as the only global provider offering a full range of technology choices to meet our customers’ workplace wireless telephony needs.
As we continue to look ahead to 2006, we expect to deliver no fewer than eight new products, some of which will be DECT handsets for the North American market in early 2006. We will also be undertaking an installed base sales initiative in the first half of the year, introducing a new product targeted at the extensive number of Link Wireless Telephone System users across North America.
To achieve these aggressive new product goals, we have specifically targeted the engineering organization for investment, and you will see that in the increase in spending to just above our previously stated range of 10 to 12% of revenue in Q4. A component of this investment is an advanced technology function to support cutting-edge R&D, sending a clear message to our investors, customers, and channels, as well as to our competitors, that we intend to continue to lead the innovation and growth in workplace wireless voice technology.
One of the initiatives undertaken by the advanced technology group is porting our SpectraLink Radio Protocol, or SRP to open platforms and operating systems. SRP is an ideal thin-client protocol which we are targeting for use on virtually any mobile device, including cell phones and PDAs, to enable enterprise-grade features on any device connected to the host telephone system—particularly the still extremely large base of traditional telephone switches for which there are few options to connect these multimode devices today. We believe that SRP is a very attractive thin client mobile voice protocol which positions it for widespread industry adoption much like SpectraLink Voice Protocol, or SVP, became the de facto standard for wireless quality of service. Because of SpectraLink’s leadership role in engineering exceptional Wi-Fi voice quality dating back to 1999, SVP remains the de facto standard even as industry standards for Voice-over-IP and quality of service evolve.
On a similar note, SpectraLink successfully launched its VIEW Certification program in 2005. Through VIEW, which stands for voice interoperability for enterprise wireless, SpectraLink has already tested and certified interoperability between NetLink Wireless Telephones and access points from seven leading Wi-Fi companies. In the fourth quarter alone, 3Com, Cisco and Symbol completed certification, further testifying to SpectraLink’s leadership role in workplace wireless telephony. The results of this program include:
•	an increase in sales opportunities through known compatibility with many enterprise-class access points;

•	a decrease in wireless LAN-related technical support costs;

•	and synchronization with the product direction of industry leading Wi-Fi companies.
You can expect many more VIEW-Certified products in 2006.
Our OEM business rose dramatically this quarter as we saw increased contributions from several of our OEM partners. Of particular note, Nortel announced completion of its certification of new infrastructure provider, Trapeze, allowing our sales to once again accelerate. It appears that the disruption in the OEM channel caused last January when Airespace was acquired is now behind us.
Our international team ended the year on a very strong note, contributing nearly $2.8 million, or 9.2% to fourth-quarter total revenues. This was more than double its third-quarter contribution and was up more than 50% year-over-year for the quarter. For the year, international also realized a 50% revenue increase versus 2004. Notable wins from our international team include several healthcare facilities in Europe as well as a large manufacturing facility in Korea. This effort helped drive our NetLink Wireless Telephone sales to a record–breaking 58% of total product revenue.
In 2006, we expect wireless technology to continue to break new ground. There will be continued development of WiMax, Mesh, Bluetooth, Ultra Wideband, ZigBee and others. All of these technologies have their unique niches in the wireless space, although none of them overlap to any great extent with the enterprise voice market that SpectraLink dominates today. And while we don’t believe any of these technologies is a near-term threat, we continue to evaluate them and look for opportunities to leverage new technologies to grow our market.

Strategically, we will continue to make progress against our key objective to grow our market presence — the KIRK acquisition was a clear deliverable against this objective.
At the same time, we are continuing to become more application-focused, leveraging our proven expertise in integrating wireless voice seamlessly with our customers’ enterprise telephone systems. Our focus moving forward will be to position our products as mission critical input/output devices for our mobile customers’ key applications and not simply dial tone.
On the competitive front, we expect that low-priced, consumer-oriented wireless IP phones will continue to enter the market like the recently announced products from Linksys, Netgear, and UTStarcom. As consumer-class products, these handsets will not support enterprise-grade needs in areas such as roaming and quality of service, nor will they provide business telephone system integration since they are targeted at users of VoIP services like Vonage and Skype.
In addition, we expect that several of the Asian and European DECT manufacturers will introduce products in the U.S. to take advantage of last year’s FCC rule changes for the 1.9 GHz unlicensed PCS band. To that end, we are in front of the competition as a result of the KIRK acquisition and prepared to compete aggressively. In doing so, we expect to leverage, our extensive distribution network, our integration capabilities with business telephone systems, and our unsurpassed breadth of workplace radio technologies.
Apart from new entrants, we also expect the existing players with whom we compete today to continue to gravitate toward the key vertical markets where the most compelling ROIs exist: Healthcare, Retail and Manufacturing. We intend to maintain our leadership by delivering applications integration and providing more than just dial tone into these markets, even as competition intensifies.
Now I’d like to turn the call over to David.
David Rosenthal
Thanks, John. I’d like to provide some detail on our financial results for the quarter and year ended December 31, 2005.
SpectraLink delivered its strongest revenue quarter of the year in 2005 by generating $30.3 million in revenue in the fourth quarter, resulting in net income of $3.6 million and 19 cents earnings per fully diluted share. This represents sequential growth in revenue of 22% over Q3, and year-over-year quarterly revenue growth of 10%. I’d like to point out that the KIRK acquisition related costs in Q4 of about $600,000 that John mentioned earlier impacted our earnings by 2 cents per share, and that without these costs, our earnings per fully diluted share for Q4 would have been 21 cents. For the fourth quarter of 2004, net income was $3.9 million, or 20 cents earnings per fully diluted share, on revenue of $27.6 million.
Earnings per fully diluted share for fiscal year 2005 were 62 cents on net income of $12.0 million and revenue of $97.8 million. For fiscal year 2004, earnings per fully diluted share were 56 cents on net income of $11 million and revenue of $90 million. This represents year-over-year growth in net income of 10%, and year-over-year growth in revenue of 9%.
OEM sales continued to show strong sequential growth this quarter by contributing $7.2 million or 30% to product revenue in Q4. This represents a 62% increase over Q3. For the year, our OEM partners accounted for $15.9 million or 21% of product revenue, representing 32% growth over fiscal 2004. This is particularly noteworthy when you consider the slow start some of our OEM partners experienced after the acquisition of Airespace in January 2005. Our direct sales team generated 20% of total product revenue in the quarter, and the balance of 50% of fourth quarter total product revenue was met through our other indirect distribution partners.
In our target vertical markets, the Healthcare sector contributed $4.8 million and accounted for 20% of product sales in the fourth quarter. The Retail sector contributed $5.5 million in revenue, and accounted for 23% of product sales. Our other vertical markets, including industrial, government and corporate, generated $13.4 million in Q4 sales, accounting for 57% of total product revenue for the quarter. Within product sales, we had five orders this quarter that exceeded $500,000 and a large roll-out deal that accounted for nearly $2.5 million.
For the year, product revenue was distributed across our verticals as follows: Healthcare — 24%; Retail —19%; and General — 57%. The General market results also include sales through our OEM partners which provide us with limited information available on end-users and the vertical markets in which they participate.
Our services business continues to be strong, delivering $6.5 million or 22% of total revenue in Q4, and 23% for the entire year.
For the second time in company history, revenue from sales of our NetLink Wireless Telephones surpassed that of our Link Wireless Telephone Systems. Strong OEM and international sales helped boost NetLink sales to 58% of product revenue, delivering $13.7 million in Q4. Link Wireless Telephone Systems revenue made up the balance of $10.1 million, accounting for 42% of Q4 total product sales.
Overall gross margin was within our guidance range of 60 to 65% and came in at 64% for the quarter. This resulted from strong NetLink sales and the large OEM contribution that put downward pressure on gross margins. Our gross margin from service operations this quarter was 47%, down slightly from 48.2% in Q3. For the year, our overall gross margin was 65%.
R&D expense was 12.3% of fourth quarter revenue, compared with 10.9% in Q3. R&D accounted for 11.6% for the year, compared with 9.9% in 2004. The increased expense in the fourth quarter was due largely to the addition of new employees to the engineering organization to ramp up the design and development of new products.
Sales and marketing expenses were 26.5% of total quarterly revenue, down slightly from the third quarter of 2005. For the year, sales and marketing was 28%, the same as 2004.
G&A expense as a percent of quarterly revenue was 6.4% in Q4 when compared with 6.9% last quarter. For the year 2005, G&A accounted for 6.9%, down slightly from 7.1% in 2004. Included in the fourth quarter G&A number is $236,000 of KIRK acquisition related costs primarily made up of internal due diligence activities and tax planning fees.
All of these combined resulted in total operating expense of 45.1% of quarterly revenue compared with 44.8% last quarter, and 46.4% for the year. In 2004, total operating expense accounted for 44.8% of total revenue.
We delivered an operating margin of 18.8% this quarter and 18.5% for the entire year. Sustained strong operating margins resulted in positive net income for the 30th consecutive quarter and helped ensure another quarter of positive cash from operations. The $3.6 million in net income for the quarter made it possible for us to achieve our 28th consecutive quarter of positive cash from operations which totaled $2.9 million. For the year, we generated $14.5 million in cash from operations.
The effective tax rate in the fourth quarter and for the year was 37%. This compares to a tax rate of 38% in 2004. The decrease in taxes was due to a new tax deduction for qualified manufacturing activities in the United States under the American Jobs Creation Act of 2004. With just over three weeks since closing the KIRK acquisition, we have yet to finalize all of the legal structures and financial elections that ultimately dictate the new combined tax rate, and we will therefore defer guidance on future tax rates until all of the analysis is complete.
The total of cash, cash equivalents and investments as of December 31, 2005, was $85.9 million compared to $53.9 million as of September 30, 2005. Included in this cash balance is $55 million held in escrow that was paid to the former KIRK shareholders on January 3rd. Also on our balance sheet at December 31 is $33 million of debt used for settlement of the acquisition of KIRK. We did not repurchase any shares of company stock this quarter, although we still have a balance of 1.3 million shares authorized for repurchase. We paid a cash dividend of $1.9 million for the ninth consecutive quarter in December. We will no longer pay a quarterly dividend and we will use that cash to retire the debt incurred with the KIRK acquisition. When we initiated the dividend, we stated that our intention was to have a quarterly payout until there was a strategic change in our company that would better utilize our cash. We feel the acquisition of KIRK justifies this move.
Days-sales-outstanding increased to 57 days in the fourth quarter. This increase from 49 days in Q3 resulted from several large orders shipped to our OEM partners in the middle of the quarter. Because of payment terms in place with some of our OEM partners, much of this cash will not be collected until the first quarter of 2006. In addition, several maintenance contracts were renewed in Q4 with payment scheduled for 2006. However, the aging of our accounts receivable and our collections are very healthy, and the increase in DSO does not signify any changes with our shipments or revenue recognition practices.
Net inventories decreased significantly to $8.9 million compared to $11.5 million at the end of Q3. We believe our current inventory, both in terms of dollars and product mix, are at the appropriate level to support anticipated first-quarter sales. The levels of inventory, higher than last year at this time, are a reflection of an expanded product mix.
At the present debt level and interest rates, financing costs for KIRK related debt are expected to be about $750,000 per quarter going forward. This expense will be offset by interest income. Of course, this cost is subject to change with variations in interest rates. KIRK related amortization costs are still being calculated as a function of the valuation analysis. This is due to be completed by March 15, 2006, at which time we will provide an update to our expectations.
A variable related to our KIRK acquisition is the fluctuation of the exchange rate between U.S. dollars and Danish Kroner. It is not possible to forecast this affect on earnings and we are investigating strategies to mitigate the impact.
In 2006, we will begin expensing stock options per the requirements of FAS 123R. I’d like to remind you that option expensing will impact several line items in our financials. Because option expensing is viewed as compensation, it will impact gross margin and operating expenses, and ultimately, earnings per share. FAS 123R will also cause variability in our effective tax rate, and to mitigate this impact going forward, SpectraLink’s board of directors decided that all new stock options will be granted as non-qualifying stock options which do not impact the tax rate in the same manner as Incentive Stock Options. It is difficult to forecast the impact of FAS 123R on earnings as numerous variables will affect the calculated expense, including share price, volatility, forfeiture rates, and risk free interest rates. In order to provide you with some order of magnitude, I refer you to the pro forma information which is provided in our Annual Form 10K, since we have decided to use a similar model for FAS 123R. Please recognize, however, that the new rule includes additional variables that may cause results to differ from previous pro forma stock option expense disclosures.
I’d like to make the investment community aware of our future schedule for releasing quarterly earnings. Because of the added complexity of consolidating numbers from KIRK and the need to account for option expensing under FAS 123R, as well as the additional time our auditors will need to properly review the results of the new combined entity, I expect our earnings release for the next several quarters will be delayed approximately two weeks from our typical target of the third or fourth week following the end of each quarter.
Now I will turn the call back over to John.
John Elms
Thanks, David.
At this point, I would like to provide guidance for 2006. First, I will cover SpectraLink as a standalone entity, then KIRK, and finally, the combined business.
We anticipate 2006 SpectraLink revenues to be in the range of $110 -118 million. With regard to revenue seasonality, we have seen a recent change in quarterly distribution. Over the past two years, revenue has accelerated through the year, resulting in quarterly splits of approximately 21, 23, 26 and 30% of annual revenue, respectively.
Gross margins for the SpectraLink business are anticipated to remain between 60 and 65%, trending toward the low end of this range as the OEM and NetLink mix increases.
Operating expenses are expected to be in the range of 28% for Sales and Marketing, 12% for R&D and 6 to 7% for G&A, with targeted operating margins for the full year in the range of 18%, excluding stock option expensing. In the first half of year, G&A expenses will likely trend up due to acquisition related accounting and audit costs.
Our listeners should note that Q1 operating margins are typically down substantially because of the sequential decline in revenues coupled with increased spending related to prior year headcount ramp, along with annual sales meeting expenses in the quarter.
Now let’s move to KIRK. Calendar year 2005 revenues grew approximately 19% over 2004 to almost $40 million dollars at an exchange of 6 Kroner to the dollar. This performance results primarily from increased revenue contribution from a new global OEM partner, in many ways mirroring SpectraLink’s performance in 2004, when OEM contribution rose significantly accelerating our growth in that year. That said, the lesson we learned in 2005 was that there may be a period of time after a strong ramp of OEM performance when the OEMs pull back purchase volumes and consolidate after rapid start-up and expansion which I have factored into my forecast.

2006 DECT product revenues are estimated to be in the low $40 million range assuming a consistent exchange rate. Historical revenue distribution from KIRK across the quarters shows no consistent seasonality.
Gross margins are expected to be in the range of 45 — 50%, with operating expenses of about 14% for Sales and Marketing, 13% for R&D and 12% for G&A. This should result in an operating margin for the full year in the range of about 10%.
For the combined company, 2006 revenue is therefore estimated to be in the range of $150 -160 million, again assuming no major fluctuations in currency. The combined gross profit should be around 60%. Operating expenses are expected to be approximately 24% for Sales and Marketing, 12% for R&D and 8% for G&A, resulting in a combined company operating margin for the full year in the range of 16%, excluding stock option expensing.
In conclusion, I am very pleased with SpectraLink’s progress and success in 2005. We most certainly strengthened our position as the worldwide leader in workplace wireless telephony. We introduced new handsets and welcomed a new corporate officer to the executive team. And finally, we announced a strategic acquisition that positions us for further progress against our strategic objectives in 2006.
Thank you for joining us today. I’ll now turn the call back over to the operator for questions.
David Rosenthal — At the end of Q&A
I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for an extended period.
Goodbye.